Exhibit 99.B(p)(21)

INVESTEC ASSET MANAGEMENT

CODE OF ETHICS

OCTOBER 2012

Introduction

The directors and leadership of Investec Asset Management are committed to ensuring that Investec Asset Management and its subsidiaries (together “IAM”) comply with applicable legislative, regulatory and market requirements, including best business practice and ethical standards across the many jurisdictions in which we operate.

We expect employees to observe and maintain the highest standards of honesty, integrity and fair dealing and to act with due skill, care and diligence in all dealings with clients.   This Code of Ethics (“Code”) has been developed to emphasise certain areas of personal and professional behaviour where the highest standards are required from all our employees worldwide. This will ensure that the good integrity and reputation of both the firm and the individual are maintained.

By the nature of our activities we may come across situations during the course of our working day that could cause a conflict or potential conflict with the best interests of clients.    We recognise that our employees may wish to conduct personal account dealings and we do permit it, provided it is conducted within the IAM Personal Account Dealing policies and procedures (together “the PAD rules”). These rules, which are set out in this document, are designed to minimise the potential for conflict.   Similarly, we recognise the role gifts, entertainment, events and other benefits play in business relationships, but we ensure that this practice is controlled and monitored through the Gifts, Entertainment, Events policies and procedures.

The purpose of the Code is to ensure that:

•                  potential conflicts of interest between employees, IAM and its clients are identified and steps taken to avoid or manage them away;

•      personal account dealings do not infringe on the normal activities and responsibilities of employees;

•      IAM and its employees are protected from the sanctions which may result from the misuse of privileged or confidential information.

Constantly displaying the highest standards of honesty, integrity and fair dealing internally and externally is not only the expectation of IAM employees, but also forms part of your employment contract and any breach will be viewed as serious misconduct, which may lead to disciplinary action.  We therefore put the following questions to you:

1.              Are you aware that failure to observe the standards set out in this code will lead to disciplinary action which may include dismissal?

2.              Conflicts of interest:

2.1       Have you familiarised yourself with what may constitute a conflict of interest?

2.2       Are you aware that IAM’s rules and guidance in relation to conflicts of interest are not only there to protect our reputation and avoid damage to the firm, but also to protect your reputation and career?

2.3       The  receipt  of  gifts,  entertainment  and  other  benefits  may  result  in  a  conflict  of  interest  or regulatory sanction. Have you therefore familiarised yourself with the pre-approval process required to manage this risk?

3.              Treating Clients Fairly (TCF):

3.1  Are you familiar with the six expected outcomes of a sound TCF regime?

3.2  Are  you  constantly  aware  of  your  obligation  to  put  your  clients’  interests  ahead  of  those  of yourself and the firm to ensure that they are always treated fairly?

4.              Do you keep client and business information confidential?

5.              Inside information:

5.1  Are you aware that the use or dissemination of inside information for gain is a criminal offence?

5.2  Are  you  familiar  with  our  policy  regarding  inside  information,  including  the  procedures  to  be followed at all times?

6.              Personal account dealing.

6.1  Are you aware that our policy with regard to personal account dealing protects you, our clients and the firm from conflicts of interest?

6.2  Are you familiar with the concepts of personal account dealing, what instruments are included and the meaning of affiliated persons, which are also bound by our personal account dealing policy and rules?

7.              Outside interests:

7.1  Are you familiar with what constitutes outside interests, and have you made and updated your disclosure of your beneficial ownerships as required by the policy?

Ideally, the Code would cover all possible ethical and conflicts scenarios, but they are typically so diverse in nature that procedures cannot necessarily cater for them all.  It is the responsibility of each and every one of us to ensure that IAM acts with integrity at all times. If you are ever in doubt about a situation or your position, please consult with the Compliance team as to the most appropriate action to take to avoid breaching the letter or the spirit of this Code.

From a commercial point of view our firm will not survive, let alone prosper, without the trust of our clients and wider market. It is therefore vital that all of us act with integrity and care all the time. It is an honour and privilege to be entrusted with other people’s money, but with that comes the expectation of the highest possible ethical conduct. This Code symbolises IAM’s collective commitment to ethical conduct, but is by no means an exhaustive set of rules. IAM remains principles, rather than rules driven.

Thank you for your cooperation in this regard.

Hendrik du Toit	Elsabé de Vries / Anne Gallagher
Chief Executive Officer	Heads of Compliance

CONTENTS:

•                  Management of Conflicts of Interest

•                  Treating Clients Fairly

•                  Confidentiality of Client and Business Information

•                  Handling of Inside Information

•                  Personal Account Dealing

•                  Disclosure of Outside Interests

•                  Provision or Receipt of Gifts, Entertainment, Events or other benefits

APPENDIX 1: Regulatory Regime: Inside Information

APPENDIX 2: Regulatory Regime: Gifts, Entertainment, Events and Other Benefits

APPENDIX 3: Declaration of Understanding and Acceptance

Declaration of understanding and acceptance

All new employees receive a copy of this Code of Ethics on employment and are required to complete and sign the Declaration of Understanding and Acceptance (Appendix 3) within 10 days of joining. To ensure on-going compliance with the Code of Ethics, all employees are required to complete the declaration on an annual basis.

•                  MANAGEMENT OF CONFLICTS OF INTEREST

Investec Asset Management’s approach to conflicts of interest

Introduction

IAM firmly believes in its fiduciary duty to clients and will always seek firstly to avoid, and secondly to manage any possible conflicts that may occur through its normal business activities so that there is no risk of damage to clients or possible reputational risk to the firm. The biggest asset IAM has is its reputation in the outside world.

All staff members are responsible for identifying and escalating to line management and / or Compliance possible or actual conflicts. This applies to any conflict which may arise or potentially arise between the firm and a client’s account, which may possibly result in damaging or potentially damaging the reputation of IAM.

Also refer to IAM’s Conflicts of Interest Policy, which is available on the Compliance Sharepoint directory.

Disclosure and regulation

The regulators require that if a firm is not able to prevent or reasonably manage away a conflict of interest which could lead to a risk of damage to a client’s interests, then the firm must clearly disclose the general nature and / or sources of conflicts of interest to the client before undertaking business for the client.  Disclosure should be used as a last resort; the main aim being to prevent the conflict so that a disclosure should not be necessary. If a disclosure is necessary it should be made in a durable medium and contain sufficient detail to enable the client to take an informed decision as to whether to continue to carry out business with the firm.

The rules of the UK Financial Services Authority (“FSA”) and the SA Financial Services Board (“FSB”) contain requirements regarding the management of conflicts of interest.  Similar rules apply in the other jurisdictions in which IAM has offices, fund ranges or in which it operates. IAM therefore aims to apply best practice from across those jurisdictions.

The word ‘client’ is used here to include institutional and private clients, funds, and underlying fund investors as possible conflicts could arise in any of these relationships.

IAM is a member of the Investec financial services group. IAM has sister companies in Investec Bank and other parts of the Investec group that carry out activities, such as treasury, stock-broking or corporate activities which could be seen to conflict with IAM.  However the ownership structure, with IAM’s independent line to Investec group, helps to ensures that no undue influence may be brought to bear by Investec Bank or other group companies on IAM.

Identification and management of potential conflicts of interest

IAM has identified the following conflicts in the asset management industry and endeavours to avoid any potential conflict with any client:

•                  Potential conflict: IAM or an employee may be in a situation where an error has occurred and they need to decide how the position should be corrected. The TCF policy highlights how clients’ interests must be prioritised to ensure that they are treated fairly.

•                  Potential conflict: in theory IAM or an employee could mis-use information on a client which it comes across during the relationship with the client.  The Confidentiality policy covers the requirement on staff to protect and not abuse client confidentiality.

•                  Potential conflict: in theory IAM may deal ‘on-own-account’ or IAM staff may use information gained through their employment to complete transactions ahead of those for clients. IAM chooses not to deal ‘on-own-account’ but rather to dedicate its resources to managing its clients’ portfolios. The Handling of Inside Information policy and the Personal Account Dealing policy apply to all staff and prohibit staff deals where there may be a conflict with any known or proposed client deal.

•                  Potential conflict: an employee could have an interest in or a directorship or some other relationship to a company in which IAM may invest clients’ portfolios or to an outsource party or service provider. The policy requiring the Disclosure of Outside Interests covers the need to disclose and take into account any outside interests which could cause a conflict.

•                  Potential conflict: IAM may provide or receive gifts or entertainment to or from suppliers, brokers, financial intermediaries, clients and others with whom it carries on business.  The internal policies on Gifts, Entertainment, Events and other benefits prohibits certain forms of gift or entertainment and requires various pre-approval levels for other forms of gifts, entertainment, events and other benefits so that any unusual or frequent levels can be monitored and if necessary prohibited to ensure that no bias can be concluded.

The above is not an exhaustive list but focuses on the prime possible conflicts that may arise.  The following sections of the Code of Ethics discuss these possible conflicts and related policies and procedures in more detail.

•                  TREATING CLIENTS FAIRLY (TCF)

Treating Clients Fairly (“TCF”) is a regulatory approach that seeks to ensure that clearly articulated client fairness outcomes are demonstrably delivered by regulated financial institutions. TCF has been implemented by the Financial Services Authority (FSA) in the UK and similar principles are to be implemented by the Financial Services Board (FSB) in South Africa. TCF is deemed core to the IAM business and has therefore been adopted in its Code of Ethics.

IAM recognises that the needs of all stakeholders in the business — owners, employees and clients — must be addressed for long-term success to be achieved. TCF is a summary expression for the process of addressing the needs of clients which is consistent both with Investec’s approach to business and with the regulatory principles. TCF is a core business competence and must be considered every day throughout the activities that we all undertake.

TCF provides for 6 client outcomes with which the financial services industry needs to comply. These 6 client outcomes are reflected below:

	Key Driver	Client outcomes
1	Culture	Clients can be confident that they are dealing with firms where the fair treatment of clients is central to the corporate culture.

2	Marketing	Products and services marketed and sold in the retail market are designed to meet the needs of identified client groups and are targeted accordingly.

3	Information	Clients are provided with clear information and are kept appropriately informed before, during and after the point of sale.

4	Advice	Where clients receive advice, the advice is suitable and takes account of their circumstances.

5	Product	Clients are provided with products that perform as firms have led them to expect, and the associated service is of an acceptable standard and as they have been led to expect.

6	Barriers	Clients do not face unreasonable post-sale barriers imposed by firms to change product, switch provider, submit a claim or make a complaint.

Asset management can be seen as the manufacture and sale of “products” which will, in the main, be in the form of investment services. These may take the legal form of pooled investment funds open generally to investors or of tailored client-specific segregated investment mandates. TCF issues could arise at any stage in the “life cycle” of a product — at creation, in the sales process or during the period that the client is invested in the product. To consider the management of TCF issues throughout the life cycle of a product, IAM can examine the issues that could arise under six distinct headings:

1. Product Design	- how IAM develops a new product
2. Marketing Strategy and Literature	- how IAM markets the product
3. Sales and Distribution	- how IAM distributes the product
4. Post-sale Client Support	- how IAM administers the product
5. Product Performance	- how IAM resolves errors or breaches
6. Feedback and Complaint Handling	- how IAM responds to complaints

TCF is key to how IAM does business, and all staff should be aware of how TCF impacts on their roles.

•                  CONFIDENTIALITY OF CLIENT AND BUSINESS INFORMATION

Directors, officers and employees of IAM have a duty to treat all business information of which they become aware as a result of their position at IAM as confidential.

All employees who come into possession of material, non-public information concerning IAM, the Investec Group, its clients and client dealings, must safeguard the information and not intentionally or inadvertently communicate it to any person (including family members and friends). Such information should only be used for the purpose of which the employee received it and only be divulged to other employees who have a need to know it in order to carry out their job responsibilities.

IAM complies with the Data Protection Act in the UK and similar legislation in other jurisdictions in which it operates. All client information must be kept secure, whether in electronic or paper form and access must be limited to those who need to know in order to enable them to provide a service to the relevant client. No client information should be removed from the office for purposes not related to servicing the client. Use of client information for marketing purposes is prohibited without the client’s prior consent and should be discussed with Compliance.

All employees must be discreet with client and material non-public corporate information and not discuss it in public places where it can be overheard such as lifts, restaurants, taxis, aeroplanes, hallways, and social gatherings. In addition, care should be taken when using mobile phones in public spaces.

Employees should only use information to which IAM is entitled and not knowingly use confidential information belonging to any third parties, including (but not limited to) information from previous employers.

All information (whether hard copy or electronic) and all programmes or systems developed by IAM remain the property of IAM.  Information, programmes and systems of IAM may not be copied for use other than for IAM or removed from IAM. Any departing employee must ensure that any information belonging to IAM is returned to IAM before they leave IAM’s employment.

•                  HANDLING OF INSIDE INFORMATION

Price sensitive information

IAM is a global multi-specialist investment manager, managing third party portfolios across geographies, markets, asset classes and investment strategies. IAM’s investment team and other staff members are from time to time recipients of non-public price sensitive information.

Given the multi-specialist and global nature of IAM’s investment activities, it may on occasion be necessary to take steps to isolate and contain price sensitive information within an area or team or a defined group of individuals within IAM. This is consistent with best practice in investment management and banking businesses globally.

Management of price sensitive non-public (inside) information

The efficient management and control of inside information is key to ensuring that IAM achieves the highest standard of market conduct and abides by the rules and regulations relating to market abuse in all markets in which it operates. The sections below detail IAM’s policy for managing inside information.

1.     Confidentiality:

Information acquired in relation to companies being invested in on behalf of clients must be kept confidential unless it is already publicly known.  All information in relation to a proposed or actual investment transaction must be treated as confidential.  Employees of IAM must only use confidential information for the purposes of IAM business and must safeguard confidential information by ensuring that they do not discuss it or disclose it to anyone other than those who have a need and a right to know the information.

In particular, discussing or imparting inside information to individuals who are not employees of IAM (including close family and friends) is strictly prohibited, and constitutes both a crime and a serious breach of IAM’s Code of Ethics.

Confidentiality restrictions cease only when inside information ceases to be inside information and becomes publicly available.

2.     Inside information leading to embargo across the house:

Where employees of IAM are in possession of inside information and the Chief Investment Officer (CIO) and IAM Compliance jointly determine that the information cannot be contained or isolated to a specific and circumscribed group of individuals, the security or securities concerned will be embargoed until the information has  been  made  public,  meaning that  IAM  shall  cease  dealing  in  the  security or  securities entirely until publication of the information.

3.     Inside information that is isolated and contained and does not result in an embargo across the house:

Where employees of IAM are in possession of inside information and the Chief Investment Officer (CIO) and IAM Compliance jointly determine that the information can be contained or isolated to a specific and circumscribed group of individuals, the security or securities concerned shall not be embargoed except in any portfolio managed by an individual who is in possession of the relevant non-public information.  In these circumstances, the following process will be followed:

•                  IAM Compliance will enter in the Inside Information Register the names of all individuals in possession of the relevant information, the details of the relevant information, and the dates of receipt of such information.

•                  IAM  Compliance will  meet with  the  individuals concerned to  explain to  them  their  obligations as possessors of inside information.

•                  IAM Compliance will be entitled to spot check that any inside information reduced to electronic or written format is not accessible to other employees of IAM who are believed to not be party to the information.

•                  Where IAM Compliance and the CIO are not satisfied that the relevant information has or can be adequately isolated, they may agree that the security or securities concerned will be embargoed until the information has been made public.

4.     Chinese walls:

Circumstances may dictate that (on a temporary or permanent basis) a Chinese wall should be created within IAM to form an information barrier.  It is at the discretion of IAM Compliance in agreement with the CIO to determine that this is necessary in the specific circumstances, and to decide how the Chinese wall is to be implemented.

5.     Controls over inside information:

In order to manage inside information effectively and in order for an information barrier to be effective the various control measures should be adopted as appropriate in relation to:

•      the recording of the inside information and who is being treated as an “insider”;

•      the allocation of a code name, as appropriate, and how it should be used;

•      where and how inside information may be discussed or disclosed, including in meetings and general prohibitions on talking to the media and on the discussion of inside information on a mobile phone;

•      how and by whom inside information may be handled and stored, including IT access; and

•      how inside information should be handled and secured if it has to be accessed outside of the office.

Full details of the restrictions and controls are available and will be advised to a staff member at the time of them becoming an insider.

What an employee should do if they are, or believe that they are, in receipt of inside information:

If an employee receives or suspects they may have received inside information either inadvertently or as a result of business that they are conducting, they must contact IAM Compliance immediately.

If an employee is unsure whether information they receive is inside information, then advice must be obtained immediately from IAM Compliance.

Internal proceedings

Employees suspected of market abuse are additionally subject to IAM’s internal disciplinary investigations and processes. Even if an individual’s conduct does not warrant further penalties from the authorities, it may be sufficient to constitute a disciplinary offence resulting in dismissal. Any form of suspicious transaction or conduct should be immediately reported to IAM Compliance.

•                  PERSONAL ACCOUNT DEALING

The Code of Ethics must be read with the Personal Account Dealing Policy as the sections below only highlight the main points of the Personal Account Dealing (PAD) Policy.

Highlights:

•                  When referring to Compliance, it is IAM Compliance in all instances. No trades can be approved by Investec Group Compliance for IAM employee trades.

•                  All new employees are required to provide a statement of all securities held beneficially by themselves and their affiliated persons to Compliance.  For Southern African employees, all South African securities held need to be transferred to Investec Securities Limited (“ISL”), and Compliance consulted.

•                  The PAD rules form an on-going part of the individual’s contract of employment and failure to comply may constitute serious misconduct, which will lead to disciplinary action and could result in dismissal.

•                  PAD rules apply to all staff and related / affiliated persons and executive directors (refer to PAD Policy for definitions).

•                  Security transactions (refer to affected securities and type of transactions, as well as exceptions, in PAD Policy) require pre-approval from the Dealing Desk, CIO and from the Small Cap Fund Manager (where the security is held by them) plus additional permissions in some specific cases.

•                  Investment in in-house packaged products, such as OEICs and Unit Trusts also needs to be approved in accordance with the PAD Policy.  The only exceptions are for in-house packaged product deals equal to or below £12,000 / R150,000 (or other currency equivalent); and for all investments in money market funds.

•                  No speculative trades are allowed and stock and or cash must always be available in the employee’s account before a deal can be placed.  There is also a prohibition on short-selling, and dealing which could lead to financial difficulties.

•                  The mandatory minimum holding period for affected securities is 6 months (including any form of derivative instrument), before any subsequent sale of the affected security is allowed.  Waivers can be applied for in exceptional circumstances from the CIO and Compliance.

•                  All PAD needs to be approved in accordance with the PAD policy through the relevant dealing desk. Southern African employees trading in South African securities must place such deals via the SA Dealing Desk and these will be traded through a Compliance pre-approved ISL account. All other deals (once approved) can be placed with the employee’s own broker who needs to supply a broker contract note to Compliance. The onus for providing such contract notes lies with the employee.

•                  No SA online trading is allowed via the ISL website.  ISL provides contract notes to IAM Compliance. Refer to the PAD Policy for procedures to execute a deal.

•                  Should an employee have an account with ISL before starting employment with IAM, they need to inform IAM Compliance to ensure the account is ring fenced.

•                  A staff order sheet needs to be completed and requisite approvals to be obtained prior to any deals taking place globally. These deals need to be subsequently evidenced by contract notes.

•                  Employees need to be aware of adherence to Investec Group restrictions, of which they will be notified from time to time as there is a prohibition on dealing in securities or funds where using inside information or which are on group restricted list or in a closed period. Also refer to the section on general restrictions in the PAD Policy.

•                  No trading for 15 days on either side of a client deal, unless the Head of the Dealing / CIO as appropriate applies a waiver for deals in liquid securities on specific named major world stock exchanges.

Please find below two flow charts on IAM Procedures on how to execute deals for:

•                  Securities; and

•                  In-house packaged products such as OEICs and Unit Trusts (these are just examples and should not be read as all-inclusive).

All employees must familiarise themselves with the PAD Policy before dealing.

Flowchart of lAM procedures to execute deals in a security and an in-house fund

•                  DISCLOSURE OF OUTSIDE INTERESTS

Introduction

The directors and leadership of IAM believe that employees must be professional in their conduct and devote their business energies to the interests of their clients.  Employees may not engage in any practice or pursue private or personal interests that may conflict, or potentially conflict, with the interests of IAM, clients or the wider Investec Group. The Board views outside business interests as a key risk issue as this may result in reputational risk to the firm or inside information, which needs ring fencing and declaration. The non-disclosure of outside business interests will be deemed to be in breach of Investec’s Code of Ethics. IAM Compliance will conduct reviews to ensure all outside business interests are adequately disclosed.

The existence of a conflict of interest could have a negative impact on the reputation or financial wellbeing of IAM and/or the individual.  A conflict of interest exists when an employee or affiliated person has a direct or indirect personal interest, or benefits from any transaction to which IAM or a member of the Investec Group is also party.

What constitutes an outside Interest?

All staff members are required to declare any business activity, investment or position of office (together referred to as “outside interests”) that is performed by themselves, or by an affiliated person.

Herewith examples of what may constitute an outside interest:

•                  Financial or proprietary interest (including beneficial holdings) in a company, trust or similar vehicle or any asset class (e.g. mineral or mining rights, commercial property).

•                  Appointment as a director (executive or non-executive) or trustee or similar role to any of the entities referred to above or as a director (executive or non-executive) of any listed company.

•                  Involvements in investment clubs, or other investment-related projects or firms.

•                  Involvement with, or appointment to, any types of office in clubs, societies, private companies where this involvement or role might regularly impinge on an employee’s time in the office and/or cause a possible conflict of interest.

The above is not exhaustive, but provides a prime list of possible outside interests for guidance purposes only. Any uncertainty needs to be clarified with Compliance.

Pre-approval

All employees are required to obtain pre-approval for any business activity, business investment, or position of office (together referred to as “outside interests”) that is performed or held outside of their normal IAM roles.  In addition they must notify IAM of any similar material business interest or positions held by their affiliated persons which may impact on their independence if required to make a decision between a company to which they have links and one to which they have no links.

Investec Asset Management / Investec Group related directorships

These must be disclosed to Compliance who will make the required submission to Company Secretarial.

Pre-approval and amendment process

Pre-approvals and  any amendments to  previous declarations must be  submitted on  the  Outside Interest Register via the Compliance SharePoint site. Pre-approvals and amendments will be vetted and approved by management directly on the Outside Interest Register. IAM Compliance will review all disclosures and amendments, and may investigate any outside interest which could be deemed to be a conflict of interest.

Annual declaration process

All employees are required to provide an annual declaration of their outside business interests. An annual declaration form must be completed, and returned to IAM Compliance for updating to the “Outside Interests Register” for approval.

•                  PROVISION  OR  RECEIPT  OF  GIFTS,  ENTERTAINMENTS,  EVENTS  OR  OTHER BENEFITS

Introduction

The UK FSA rules, the UK Bribery Act and the South African FAIS Conflicts of Interest code are examples of legislation and regulations in the various jurisdictions in which IAM operates that focus on the avoidance of (or if not possible, the mitigation of) conflicts of interest / potential financial advantage or bribery / inducement to do business between product providers and agents / representatives / clients and asset managers and brokers / major suppliers / clients.   The scope of the legislation and regulations does not recognise boundaries and applies to all activities performed anywhere in the world.

A Conflict of Interest means any situation in which a party has an actual or perceived potential financial interest that may influence or prevent them from acting in a client’s best interest. Such conflicts of interest include the giving or receiving of any cash, cash equivalent, voucher, gift, service, advantage, benefit, discount, domestic or foreign travel, hospitality, accommodation, sponsorship, other incentive or valuable consideration, other than training to/from a third party.

IAM has a general Conflicts of Interest Policy, but this section of the Code of Ethics focuses on the policies and procedures in respect of the provision or receipt of gifts, entertainment, and other types of benefits arising as a result of business or potential business relationships.   IAM has a strict anti-bribery policy and this gifts and entertainment policy assists in the recording of adherence to those anti-bribery principles.

It is strictly prohibited for an employee to directly or indirectly solicit a gift, entertainment or other benefit from any client, counterparty, supplier or business-related third party, either for themselves or for the benefit of another employee or affiliated person.

Various jurisdictions apply slightly different values or a non-quantitative approach to what might be seen as a reasonable gift or entertainment that would not influence someone to act against a client’s interest.   Many jurisdictions would see the standard business practices of providing branded pens or calendars or similar small branded items as being immaterial to an overall relationship, but in particular the SA FAIS Code stipulates an annual limit of R1,000 per recipient (please refer to Appendix 2 for further detail), whilst the US market indicates a limit of around $100 per item per recipient.  These variations must be taken into account in arriving at a global policy and require that approval and monitoring procedures may as a result vary between jurisdictions.

General requirements

Benefits offered to, or received by staff

IAM’s preference would be that staff refuse any gifts, entertainment or other events or benefits offered to them but it is appreciated that sometimes it could cause offence not to do so. In this case the procedures for obtaining approval for such benefits must be followed to mitigate the possibility of any future allegation of conflict of interest.

All gifts offered to or received must be advised to and, where advance notice is received, pre-approved by line management and, where appropriate, Compliance (using the standard form) so that accumulative records per provider and internal recipient may be maintained. If a gift, entertainment or other benefit that is being offered or has been received is felt to be inappropriately expensive, directors, leadership and Compliance may require the item to be refused, returned, given to charity or a suitable contribution made to the cost by the recipient.

If notice is not received of the benefit made available to a staff member then approval must be sought retrospectively from line management (and Compliance if appropriate) upon return to the office or when email access is next available using the same standard form.

Benefits provided to third parties (clients, prospective clients, consultants, brokers, agents, outsource partners / suppliers etc)

All gifts, entertainment, events or other benefits (such as sponsorships of events or individuals, donations to charities /  political parties or  to cover part  of  the  cost of  events etc., competition prizes, internships for individuals connected with the external party, client training visits, etc.) proposed to be provided by IAM to an external party should be considered as to whether they could be the cause of, or be seen as possibly being the cause of, a conflict of interest or a bribe or inducement to do, or to continue doing, business.

•                  UK and other offices outside of Africa: Where any form of entertainment (subject to a GBP50 p.p. de minimis for the UK & Plc side of the business), or any non-Investec branded gift is provided or any sponsorship or donation or other benefit is being proposed to be provided to an external party, the appropriate standard form must be completed and pre-approved by line management.  In addition if the value of the item (gift, entertainment, event etc) is known to be or is likely to be over GBP100 per person, then pre-approval must also be obtained from Compliance.

•                  South Africa and Africa: Refer to Appendix 2 for specific requirements.

Sponsorships of over GBP10,000 or currency equivalent must also be pre-approved by Jeremy Gardiner before Compliance approval is sought.

Additional US specific requirements

Specific US regulations apply to contributions, by an investment manager or its employees in their personal capacity, to US political parties or federal, state or campaigns for political office, including political action committees.  IAM does not permit the practice of campaign contributions and related payments being made to elected officials by employees in order to influence the awarding of contracts for the management of public pension plan assets and similar government investment accounts. Penalties for violating these rules are severe and could cause the retroactive termination of client relationships.

US “Pay to Play” policy

Campaign contributions to any US federal, state or candidate may only be made by IAM Employees that are US residents and all such contributions must be pre-approved by Compliance.   Employees of  IAM may not volunteer for candidates or political action committees in the US without pre-approval by Compliance

More detailed information and summaries of the relevant legislation and regulation is available on request to Compliance.

Any item or situation which a staff member is uncertain about should be discussed with Compliance.

SA Procedures: All SA subsidiary entities; including Namibia / Botswana

UK Procedures: All UK subsidiary entities

CODE OF ETHICS : APPENDIX 1

REGULATORY REGIME:  INSIDE INFORMATION

The purpose of this policy statement is to describe the market abuse regimes in South Africa and the UK and the insider trading laws of the US.

SA’s market abuse regime

In South Africa, Chapter VIII of the Securities Services Act 36 of 2004 prohibits market abuse, which can take one of the 3 following forms:

•                  “Insider trading”, which is    described as  circumstances where an  individual, who  has price sensitive information, deals in a related security or financial instrument before the information is made available to the rest of the market; and

•                  The making of false, misleading or deceptive statements, promises and forecasts; and

•                  Market manipulation, meaning the distortion of the price of securities or creating an artificial appearance of market activity.

The Securities Services Act describes 4 categories of insider trading offences to cover the different ways in which an individual could potentially abuse price sensitive information:

•                  An insider that deals in securities for their own account;

•                  An insider that deals in securities for another person;

•                  An insider who discloses inside information to another person; and

•                  An insider who encourages or causes another person to deal or discourages or stops another person from dealing in securities.

The Surveillance Department of the JSE, assisted by sophisticated systems, detects market abuse by monitoring trading volumes and price movements in all securities. They additionally review all trading in a listed security around SENS announcements that substantially affect the price of a security. All suspicious activity detected is referred to the Directorate of Market Abuse (DMA) at the Financial Services Board for further investigation. The DMA’s investigations may lead to civil or criminal action and ultimately fines or imprisonment.

UK’s market abuse regime

The FSA is responsible for enforcement of both the civil and criminal market abuse regimes and combating market abuse is one of its top priorities. The criminal regime includes the offences of insider dealing and market manipulation, both of which carry stiff penalties including jail sentences of up to seven years. The civil regime is contained within s118 of the Financial Services and Markets Act 2001 (FSMA) where seven different types of behaviour amount to market abuse.  The FSA has the power to impose unlimited fines when one of these offences occurs.

The scope of the market abuse regime is wide — it affects everyone who participates in, or whose conduct affects the UK’s financial markets.  It makes no difference whether the person is regulated by the FSA or not, based in the UK or overseas or whether they are a professional or retail investor.  The civil regime applies to behaviour that occurs in relation to all UK markets as well as European markets.

The seven behaviours amounting to market abuse are detailed below:

•                  Insider dealing

•                  Improper disclosure of inside information

•                  Misuse of relevant information not generally available

•                  Transactions which create false market impressions or artificially support prices

•                  Transactions which employ ‘fictitious devices’ or any other form of deception or contrivance;

•                  Disseminating false or misleading information

•                  Behaviour creating false or misleading impressions or market distortion.

US insider trading laws

The rules of the US Securities Exchange Act of 1934 prohibit persons from “insider trading,” which include:

•                  Trading by an employee or other corporate insider whilst in possession of material, non-public information (“insider information”);

•                  Trading by a person who is not an insider while in possession of inside information if the information was (a) obtained as a result of a violation of a duty to keep it confidential, (b) was misappropriated or (c) involves a tender offer; and

•                  Communicating inside information to others in violation of a duty to keep it confidential or recommending trades to third parties based on inside information (“tipping”).

The SEC takes a broad view of both what information constitutes inside information and which persons are covered by the law.  In general, inside information includes any non-public information about an issuer that a person would use to obtain a price advantage in trading such securities.  Materiality is determined by whether a reasonable investor would consider the information important in making an investment decision.

Generally, anyone who has material, non-public information has a duty not to trade on it or tip it to others for trading.  In addition, any director, trustee, officer, quasi-insider (outside counsel or accountants) or employee who participates in the purchase or sale of securities or whose duties relate to the recommendation of the purchase or sale of securities has a duty to avoid insider trading and tipping.

There are serious penalties for unlawful trading, which include civil injunctions and penalties, disgorgement of profits and even criminal fines and jail sentences.  These may be applied to the individual involved in insider trading, as well as his manager or even his employer.

CODE OF ETHICS : APPENDIX 2

REGULATORY REGIME:  GIFTS, ENTERTAINMENT, SPONSORSHIPS AND OTHER BENEFITS

SA-specific requirements

SA FAIS Gifts and Entertainment Policy

In SA all such benefits must be pre-approved by SA Compliance (which will be available shortly in Sharepoint) to ensure that they comply with the FAIS Conflicts of Interest Code. A FAIS Conflicts of Interest register is maintained to ensure that the accumulated amounts being received from or provided to third parties remains within the R1,000 limit. The following events are normally deemed permissible.

Training Events

Legitimate training events with established agendas; which are hosted or co-hosted by Investec; includes professional speakers covering products and legal related matters, general financial and industry information and/or specialised third party technological financial service systems. Training event costs include venue hire, related drinks, snacks and other incidental training material. Training specifically excludes any travel and accommodation.

Research Trips	Legitimate research trips where IAM contributes a fair and commensurate value to the research trip performed (travel and accommodation excluded).

Due diligence	Legitimate due diligence trips where the third parties have contributed a fair and commensurate value in performing the due diligence (travel and accommodation excluded).

Business Presentations

Legitimate (non-lavish) breakfast, lunch, dinner presentations; including professional speakers; where the agenda includes information around product and related legal matters, general financial and industry information and/or specialised third party technological financial service systems.

Charity Events	Legitimate charity events; where IAM contributes a fair and commensurate value to attend or sponsor the event and full benefit is for a bona-fide charity

Marketing and Branding Events	Marketing and branding events where IAM obtains legitimate marketing or branding presence with no actual or perceived benefit obtained by a third party.

SA Direct Clients Gifts and Entertainment Policy

This policy governs the providing of gifts and entertainment to direct clients, who are not third parties, as defined by the FAIS Conflicts of Interest Code, and to ensure avoidance of any conflict of interest with these direct clients.

In terms of this policy; a direct client is defined as:

•                  a principal officer or trustee appointed by a retirement fund; or

•                  a retirement fund appointed administrator which is not a Financial Services Provider (FSP) or an employee of a FSP; or

•                  a director or officer of a company which is a client of IAM; or

•                  a trustee or officer of a public benefit organisation, charity, university, or university foundation;

•                  or an individual investor.

For the avoidance of doubt, “a direct client” does not include the client’s appointed adviser, consultant, or any asset manager, or any associate or representative of such an adviser, consultant or asset manager, or any person performing similar functions.

The following gift and entertainment process applies to these direct clients:

Compliance submission process

•                  All proposed direct client gifts and entertainment must be submitted to Compliance for prior approval, before payment of the gift or event takes place, whether by credit card or not;

•                  The designation of the person receiving the gift or entertainment on behalf of the direct client entity must be clearly indicated on the compliance form (e.g. Trustee, Managing Director etc).

Authorisation process in excess of R1,000 per person per event

•                  All gifts or entertainment in excess of R1,000 per client person per event must be signed off by the Africa Client Group Managing Director (“MD”) before submission to Compliance for approval;

•                  Key principles to be applied by MD in authorising gifts or entertainment in excess of the R1,000 per client person per event

•    Transparency - All gifts or entertainment in excess of R1,000 per client person per event should be disclosed to the relevant Board of Directors or Trustee Board. The MD must satisfy himself that such disclosure has or will take place at an appropriate time and in an appropriate manner. The MD will stipulate  his  requirements  with  his  approval  of  gifts  and  entertainment  Business  engagement  — Wherever a request for entertainment in excess of the amount stipulated above is made, such entertainment must  be  accompanied by  a  relevant  business  engagement. This  ensures  that  the opportunity to discuss business and client relevant issues is capitalised on. As a principle the MD must satisfy himself that the amount spent on Gifts or Entertainment is relevant to the extent of business engagement and that the business engagement is legitimate and beneficial. Where sufficient business engagement is provided for, reasonable accommodation and travel can be provided to direct clients.

For the avoidance of doubt, the following third parties form part of the FAIS Conflicts of Interest Code and any provision of gifts or entertainment is governed by regulation and limited to R1,000 per third party per calendar year:

•                  a product supplier; or

•                  another Financial Services Provider (i.e. the advisers, consultants, managers, or service providers of direct clients, or any of their associates, or persons performing similar functions; or

•                  an associate of a product supplier or a Financial Services Provider; or

•                  a distribution channel; or

•                  any person who in terms of an agreement or arrangement with a person referred to above provides a financial interest to a provider, its representatives or its associates.

Where any employee of IAM is in doubt as to the application of the above to a particular circumstance, it is incumbent on that individual to seek guidance from Compliance. IAM employees must understand that breach of this policy can lead to material reputational damage to and regulatory sanction of IAM.

CODE OF ETHICS : APPENDIX 3

DECLARATION OF UNDERSTANDING AND ACCEPTANCE

To:                IAM Compliance

I hereby acknowledge that I

•                  have received and read the Investec Asset Management Code of Ethics as revised; and

•                  confirm my understanding and acceptance of the Code of Ethics; and

•                  hereby declare that I:

1.              am aware that failure to observe the standards set out in this code will lead to disciplinary action which may include dismissal;

2.              have familiarised myself with what may constitute a conflict of interest and that I am aware that IAM’s rules and guidance in relation to conflicts of interest are not only there to protect IAM’s reputation and avoid damage to the firm, but also to protect my reputation and career;

3.              may be conflicted or subject to regulatory sanction by receipts or provision of gifts, entertainment or other benefits and that I am familiar with the process required to declare such conflicts;

4.              am familiar with the six expected outcomes of a sound TCF regime;

5.              am aware of my obligation to constantly put clients’ interests ahead of those of myself and the firm to ensure that clients are always treated fairly;

6.              always keep client and business information confidential;

7.              am aware that the use or dissemination of inside information for gain is a criminal offence; and that I am familiar with the policy with regard to inside information including the procedures to be followed at all times;

8.              am familiar with the concepts of personal account dealing, what instruments are included and the meaning of affiliated persons, including being bound by our personal account dealing policy and rules; and that

9.              I am familiar with what constitutes outside interests, and have made, and will update my disclosure of my beneficial ownerships and outside interests as required by the policy.

Monitoring of communications

I hereby acknowledge and consent to the monitoring and/or recording of any of my communications made in any form through IAM facilities (including, but not limited to, email, social media, fax and telephone communications), and I agree that IAM may from time to time quarantine and/or delete (without delivery) certain emails addressed to me.

Protection of Personal Information / Data Protection Act

I hereby acknowledge and consent to my personal data, including sensitive personal data, being held by IAM in its manual and automated filing systems. I consent to the processing of and disclosure of such information both inside and, where necessary, outside my usual country of residence by IAM or any third party for the purposes of salary administration, pension administration, health administration, health insurance/benefits, training and appraisal, including performance and disciplinary records, business restructuring and internal transfer purposes, equal opportunities monitoring, any company benefit administration, marketing of products and services, and for the purpose of any potential realisation of shares of IAM or any Investec Group Company or other change of control. I further consent to disclosure of my personal data in the case of any sale, change of control or transfer, (including but not limited to disclosure to the potential purchaser or investor and their advisors). I further agree that my personal information may be disclosed for marketing and/or PR purposes and/or in connection with the performance of my duties. I further agree to keep IAM informed of any changes to my personal information.

Signature	Date

Name in block capitals	Department

Manager’s name	Country (*)